EXHIBIT 15

LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED INTERIM FINANCIAL INFORMATION

P. H. Glatfelter Company:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated financial statements of P. H. Glatfelter Company and subsidiaries for the periods ended September 30, 2004 and 2003, as indicated in our report dated November 8, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Registration Statement Nos. 33-25884, 33-37198, 33-49660, 33-53338, 33-54409, 33-62331, 333-12089, 333-26587, 333-34797, 333-53977 and 333-66991 on Forms S-8, Registration Statement No. 333-36295 on Form S-4 and Registration Statement No. 333-117233 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 8, 2004